Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 12

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	10,000	$6.0849	03/13/2026
Purchase of Common Stock	10,000	$5.7819	03/16/2026
Purchase of Common Stock	3,207	$5.9384	03/17/2026
Purchase of Common Stock	2,000	$6.35	03/18/2026
Purchase of Common Stock	4,000	$6.01	03/19/2026
Purchase of Common Stock	10,000	$6.01	03/20/2026
Purchase of Common Stock	10,000	$6.01	03/23/2026

Milton C. Ault III

Purchase of Common Stock	200	$6.1099	03/17/2026